 Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated May 6, 2011, between Energy Conversion Devices, Inc. (the “Company”) and Mark Morelli (“Morelli”).

Recitals

A.           Morelli is a participant in the Company’s Executive Severance Plan, effective July 24, 2007 and as amended through September 30, 2008 (the “Plan”).  Capitalized terms used, and not otherwise defined in this Agreement, will have the meanings ascribed to them in the Plan.

B.           Morelli and the Company are parties to that certain Participation Agreement, dated August 20, 2007 (the “Participation Agreement”).

C.           Morelli’s employment with the Company will terminate effective May 6, 2011 (the “Termination Date”) as a “Qualifying Termination” under the Plan.

D.           This Agreement is intended to implement the Plan and the Participation Agreement in connection with such termination, subject only to those modifications expressly set forth in this Agreement.

Now therefore the parties agree as follows:

1.           Confirmation of Certain Benefits.

(a)           The parties confirm that Morelli’s Severance Coverage Period for purposes of the Plan is 24 months commencing on the Termination Date or, if a Change of Control occurs within one year of the Termination Date, 36 months commencing on the Termination Date.

(b)           Schedule A contains a complete and accurate summary of the base salary and bonus benefits to which Morelli is entitled under Section 4.1 of the Plan, which will be payable as provided in Section 2(a) below.

(c)           Schedule B contains a complete and accurate summary of the awards granted to Morelli under the Company’s various equity incentive plans that are outstanding as of the date of this Agreement.  Further, the parties confirm that, in accordance with and subject to Section 4.3 of the Plan, (1) the stock options described on Schedule B are vested and exercisable until the sixth month anniversary of the Termination Date, (2) the restricted stock units described on Schedule B will vest immediately on the Termination Date and be paid as described in the applicable restricted stock unit agreements, and (3) the performance stock units described on Schedule B and granted pursuant to the Performance Share Award Agreement dated January 25, 2011 (the “PSA Agreement”) will vest on a pro rata basis (i.e., 4/30 of the award based on the duration of Morelli’s service during the performance period under the PSA Agreement) and be paid on the payment date specified in the PSA Agreement if the relevant performance metrics are achieved.

2.           Certain Additional Provisions.

(a)           The base salary and bonus benefits to which Morelli is entitled under Section 4.1 of the Plan will be payable on the dates and in the amounts set forth on Schedule A.

(b)           Notwithstanding the terms of the Plan, Morelli agrees that, in the event that a Change in Control (or an agreement to enter into a Change of Control which is ultimately consummated) occurs within 1 year of the Termination Date, he will not be entitled to receive, and he hereby waives all rights to, any additional payments other than as set forth in Schedule A, including any additional payments that would be made under the Plan.

(c)           Recognizing Morelli’s medical and dental benefits under Section 4.2 of the Plan, the Company confirms that, if Morelli relocates to another State, he will be entitled to transition his medical and dental benefits under Section 4.2 of the Plan to the appropriate PPO plan maintained by the Company.

(d)           Morelli waives any right to outplacement services under Section 4.4 of the Plan.

(e)           The first sentence of Section 5.2(b) of the Plan is deleted and replaced with the following: “’Competitive Activities’ means business activities related, in whole or in part, to the development, design, manufacture or sale of photovoltaic products anywhere in the world.  Notwithstanding the foregoing, Participant shall not be prohibited from becoming associated with a business engaged in Competitive Activities, so long as Participant is not rendering services, directly or indirectly, in connection with any Competitive Activities.”

(f)           The Company will, to the full extent required under the Company’s governance documents, indemnify, defend and hold harmless Morelli with respect to all his acts and omissions that occur on or before the Termination Date in his capacity as an officer, director or employee of the Company (“Official Acts”), to the full extent that would apply if Morelli continued as an officer, director or employee of the Company.  The Company further agrees that its current and future Director’s and Officer’s liability insurance will include Morelli as an insured person with respect to his Official Acts.

(g)           The Company will direct its executive officers and members of its board of directors to refrain from publicly making any derogatory, misleading or otherwise negative statements about Morelli, and, if contacted, to refer requests for information about Morelli to the Company’s HR Department.

(h)           All payment obligations of the Company under the Plan as amended hereby are subject to the execution and non-revocation by Morelli of a release in the form of Exhibit A hereto (the “Release”).

3.           Confirmation of Covenants.  Morelli confirms that he is subject to, and will abide by the covenants set forth in Section 5 of the Plan as amended hereby, which generally include: Non-Competition, Interference with Business Relations, Proprietary and Confidential Information, Non-Disparagement and Cooperation.

4.           General Confirmation; Tax Withholding; Section 409A.  The Company and Morelli ratify and confirm the Plan, which, except as expressly amended by this Agreement, contains the entire rights and benefits to which Morelli is entitled in connection with the termination of his employment with the Company.  All amounts payable by the Company or any of its affiliates under this Agreement or the Plan will be subject to all taxes and other amounts required to be withheld according to applicable federal, state and local laws.  This Agreement shall be interpreted to ensure that the payments made to Morelli under this Agreement or the Plan are exempt from, or comply with, Section 409A of the Internal Revenue Code.  However, in no event is the Company or any other person responsible for any tax or penalty owed by Morelli with respect to any payment under this Agreement or the Plan.

5.           Release.  Simultaneously with the execution, and as required under the Plan, Morelli is executing the Release.

6.           Complete Agreement.  This Agreement, the Plan (including the Participation Agreement) as amended hereby and the Release constitute the complete and entire agreement between the parties relating to the termination of Morelli’s employment and supersedes any prior or contemporaneous agreements between the parties with thereto.

7.           Morelli Covenant Not to Sue.  Morelli covenants not to file a lawsuit or claim of any type in any forum against the Company that has been released in connection with this Agreement, the Plan (as amended hereby) or the Release, except for a claim of an alleged breach of this Agreement or the Plan (as amended hereby) and that if he does, the lawsuit or claim will be immediately dismissed.  He further agrees that if he files such a lawsuit or claim or otherwise violates any of the terms of this Agreement or the Plan, he will pay to the Company all of the costs, expenses, and attorney’s fees incurred by the Company in defending against such a lawsuit or claim or enforcing this Agreement, the Plan (as amended hereby) or the Release.

8.           Public Announcements.  The parties will consult with each other before issuing any initial press release with respect to the termination of Morelli’s employment.

9.           Jurisdiction.  Any dispute about the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of the State of Michigan without regard to the conflict of law provisions thereof.  Venue and jurisdiction of any claim or action involving this Agreement will exist exclusively in the state and federal courts in the County of Oakland, State of Michigan, and the parties hereby consent to personal jurisdiction of the State of Michigan and waive any objections to venue, the convenience of the forum and jurisdiction in the County of Oakland, State of Michigan.

10.           Acknowledgement.  Morelli acknowledges that before signing this Agreement, he has read it, he fully understands its terms, content and effect, he has had the opportunity to seek the advice of an attorney of his own choosing, and he has relied fully and completely on his own judgment in executing this Agreement.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of this 6th day of May, 2011.

/s/Mark D. Morelli
MARK D. MORELLI

ENERGY CONVERSION DEVICES, INC.

By: /s/ Jay Knoll
Jay Knoll
Its:      Executive Vice President

Schedule A1

Severance Payment	Plan Section	Formula	Total Amount	Timing and Manner of Payment
Base salary	Section 4.1(a)(1)	$485,000/yr for two years	$970,000	$583,270 as a lump sum by wire transfer of immediately available funds to an account designated by Morelli in writing to be paid seven days after the Release ceases to be revocable
				$386,730 payable in 39 equal installments of $9,916.15 on normal payroll payment dates commencing November 11, 2011

Bonus (Part A)	Section 4.1(a)(2)(A)	$485,000 *.85 * (10/12) - minus amounts already paid	$183,385	$183,385 as a lump sum by wire transfer of immediately available funds to an account designated by Morelli in writing on November 7, 2011

Bonus (Part B)	Section 4.1(a)(2)(B)	$485,000*.85*(24/12)	$824,500	$824,500 as a lump sum by wire transfer of immediately available funds to an account designated by Morelli in writing on November 7, 2011

		TOTAL	$1,977,885

_________________
1 All dollar amounts represent gross payments before application of tax withholding.  Actual payments will be net of withholding.

Schedule B

Equity Award	Plan Section	Amount
Stock Options:	Section 4.3(a)	91,600

Restricted Stock Units:	Section 4.3(c)	127,720 RSUs

Performance Shares:	Section 4.3(d)	100,800 (of which 13,440 will vest on the Termination Date and the remainder will be forfeited)

Exhibit A

RELEASE

In consideration of the payment and benefits I am entitled to receive under the agreement to which this release is attached (the “Separation Agreement”), including benefits I will receive under the Energy Conversion Devices, Inc. Executive Severance Plan (the “Plan”), I, Mark Morelli, on behalf of myself, and on behalf of my heirs, successors and assigns, hereby agree to release Energy Conversion Devices, Inc. (the “Company”), all of its past, present and future subsidiaries, affiliates, directors, officers, employees; and all of its and their respective heirs, successors, and assigns (the “Released Parties”) from any and all claims, demands, actions, and liabilities that I might otherwise have asserted arising out of my employment with the Company, including the termination of that employment.

I also promise not to sue the Company or any of the Released Parties based, in whole or in part, on any claims relating to my employment with the Company or the termination of that employment.  However, I am not releasing my rights, if any, under the Separation Agreement, the Plan or any qualified employee retirement plan, nor am I releasing any rights or claims that may arise after the date on which I sign this Release.  Those rights, and only those rights, survive unaffected by this Release.

I understand that as a consequence of my signing this Release I am giving up, with respect to my employment and the termination of that employment, any and all rights I might otherwise have under (1) the Age Discrimination in Employment Act of 1967, as amended; (2) and all other federal, state or municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap or other invidious factor; and (3) any and all theories of contract or tort law, whether based on common law or otherwise.  This Release includes, but is not limited to, any rights I might otherwise have under the following Michigan laws:  The Elliot-Larsen Civil Rights Act (race, color, religion, national origin, age, sex, marital status, height and weight) and any and all derivative claims; the Michigan Persons With Disabilities Act (handicap); the Michigan Wage Payment Act (MCLA 408.471) (wages and benefits); AIDS Testing and Confidentiality Act; Equal Pay; the Polygraph Protection Act of 1981 (restrictions on the use of polygraphs); Whistleblower Protection; Jury Service; Subpoenaed Victim; Job Reference Immunity.

I acknowledge and agree that:

1.	The benefits I am receiving under the Separation Agreement and the Plan constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.

2.	The Company advised me in writing to consult with an attorney prior to executing the Separation Agreement and the Release.

3.	I was given a period of at least 21 days within which to consider the Separation Agreement, the Plan and the Release.

4.
The Company has advised me of my statutory right to revoke my acceptance of the terms of the Separation Agreement, the Plan and this Release at any time within seven (7) days of my signing of this Release.

5.	I remain subject to and will continue to comply with the restrictive covenants set forth in Section 5 of the Plan (as determined under the Separation Agreement).

6.
I warrant and represent that my decision to accept the Separation Agreement, the Plan (including this Release) was (a) entirely voluntary on my part; (b) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Separation Agreement, the Plan or in the Release; and (c) did not result from any threats or other coercive activities to induce acceptance of the Separation Agreement, the Plan or Release.

In the event I decide to exercise my right to revoke within seven (7) days of my acceptance of this Release, I warrant and represent that I will do the following: (1) notify the Company in writing of my intent to revoke my agreement, and (2) simultaneously return in full the consideration received from the Company under the Separation Agreement and the Plan.  I acknowledge that, if I revoke this Release during the revocation period, I will not be entitled to the benefits under the Separation Agreement or the Plan.

I further warrant and represent that I fully understand and appreciate the consequence of my signing this Release.

IN WITNESS WHEREOF, I hereby acknowledge receipt of consideration and execute the foregoing agreement at Auburn Hills, Michigan, this 6th day of May, 2011.

_______________________________
Mark Morelli

Witnessed by _______________            on this 6th day of May, 2011.

_______________________________
WITNESS